Exhibit 99.1

                       Press Release dated March 16, 2005


Sangui sells first quantity of anti-cellulite gel


Witten, Germany, March 16, 2005 - SanguiBioTech GmbH sold an initial quantity of it's anti-cellulite gel to a German cosmetics distributor at a price of approximately $ 35,000. The distributor intends to offer the preparation in German TV shop programmes under his own brand name. Sales are expected to commence early/mid April.

Sangui's anti-cellulite gel obtained premium results in recent tests with several groups of probands carried out by Dermatest, a renowned independent cosmetics research institute headquartered in Muenster, Germany. Skin elasticity improved over 40% in average in four weeks treatments and up to 61,5% in longer term treatments.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI)


For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de


Some of the statements contained in this news release discuss future expectations, contain projections of results of operation or financial condition or state other "forward-looking" information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.